EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated August 25, 2009, accompanying the consolidated financial statements of MacroChem Corporation as of December 31, 2008 and for the year then ended, included in the Current Report on Form 8-K/A of Access Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on August 26, 2009, which is included in this Registration Statement. We consent to the inclusion in Amendment No. 1 to the Registration Statement of Access Pharmaceuticals, Inc. on Form S-1 of the aforementioned report. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas
December 1, 2009